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                                                                   EXHIBIT 10.15


                                 PROMISSORY NOTE

$7,800,000                                                 August _______, 1999


         FOR VALUE RECEIVED, the undersigned, Neoforma GAR, Inc., a Delaware corporation, with an address c/o Neoforma, Inc., 3255-7 Scott Boulevard, Santa Clara, California 95054 (the "MAKER"), promises to pay Erik Tivin of 430 Newtown Drive, Buffalo Grove, Illinois 60089 ("TIVIN") the principal sum of Seven Million Eight Hundred Thousand Dollars ($7,800,000) with interest on the unpaid balance from the date hereof at the rate of Seven Percent (7%) per annum. This
Note is entered into pursuant to the terms of a Securities Purchase Agreement dated July 16th, 1999 by and among Neoforma, Inc. (the maker's parent company), Tivin and General Asset Management, LLC pursuant to which the maker has acquired all of the issued and outstanding securities of General Asset Management, LLC (the "SECURITIES PURCHASE") and shall be subject to the terms and conditions thereof, including without limitation, (i) the right of the maker to set off against any amounts of principal and interest due hereunder the amount of any indemnification which is determined to be payable by Tivin under Section 7 of said Securities Purchase Agreement, and (ii) the partial acceleration of this Note pursuant to Section 1.2 of said Securities Purchase Agreement as set forth in Section 4 below.

         This Note shall have the following additional terms and provisions:

         1. Payment. Principal and interest shall be due and payable as follows:

            (a) During the first twelve months following the closing date of the Securities Purchase (the "CLOSING DATE"), the maker shall make payments beginning on the first day of the month following the Closing Date and on the first day of each month thereafter in an amount equal to the amount of interest accrued on the outstanding balance under this Note during the preceding month plus a principal payment of One Hundred Eighty Three Thousand Three Hundred Thirty Three Dollars ($183,333);

            (b) During the thirteenth through the forty-eighth month following the Closing Date, the maker shall make payments on the first day of each month in an amount equal to the amount of interest accrued on the outstanding balance under this Note during the preceding month plus a principal payment of One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500);



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            (c) During the forty-ninth through the sixtieth month following the
Closing Date, the maker shall make payments on the first day of each month in an amount equal to the amount of interest accrued on the outstanding balance under this Note during the preceding month plus a principal payment of Fifty Four Thousand One Hundred Sixty Seven Dollars ($54,167).

         2. Prepayment/Conversion. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty and without prior notice to Tivin, and any such prepayments may not be directed to be applied to any subsequent installments of principal. This Note shall not be convertible into shares of the maker or of any endorser hereon or guarantor hereof.

         3. Full Acceleration. This Note shall, at the option of Tivin, become immediately due and payable without notice or demand by Tivin to the maker upon the occurrence of any of the following events (each being an "EVENT OF DEFAULT"):

            (a) Failure of the maker to pay within ten (10) days after notice thereof by Tivin to the maker that any payment of principal or interest herein required shall have become due and not paid in a timely manner;

            (b) Dissolution or termination of existence of the maker or of any endorser hereon or guarantor hereof; or

            (c) The making of an assignment for the benefit of creditors, insolvency, appointment of a receiver (not discharged within sixty (60) days) of any part of the property of, or the filing of a petition in bankruptcy, or the commencement of any proceedings under any bankruptcy or insolvency law or any law relating to the relief of debtors, readjustment or indebtedness, reorganization, composition or extension, by or (if not discharged within sixty
(60) days) against, the maker or any endorser hereon or guarantor hereof.

         4. Partial Acceleration. In the event of the termination of the Employment Agreement dated August _____, 1999 between the maker of this Note and Tivin without "cause" as defined in said Employment Agreement, an amount equal to fifty percent (50%) of the unpaid portion of this Note shall become immediately payable, with the balance of this Note continuing to be payable in the same manner and over the same time period over the balance of the term of this Note, except that each monthly principal payment shall be reduced to an amount equal to fifty percent (50%) of the payments set forth in Section 1.

         5. Notices. Any notice, request or instruction to be given hereunder shall be in writing and shall be delivered in person or transmitted by facsimile (with confirmation in writing to be made available upon request) or mailed by certified mail, return receipt




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requested, postage prepaid, and delivered to the appropriate party and address as shown above. Either of the addresses specified above may be changed by notice given as herein provided. All communications will be deemed effective upon receipt.

         6. No Assignment. This Note shall inure solely to the benefit of Tivin and shall not be assignable.

         7. Waiver.

            (a) The maker and all endorsers and guarantors of this Note hereby waive presentment, demand, protest and all other demands in connection with the delivery and enforcement of this Note.

            (b) Tivin shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver be in writing and signed by Tivin, and then only to the extent expressly set forth therein. A waiver on any one occasion shall not constitute or be construed as a bar to or a waiver of any such right or remedy on any future occasion.

         8. Choice of Law. The execution, delivery and performance of this Note shall be governed by and construed in accordance with the laws of the State of Delaware.

         9. Legal Fees. Maker shall be liable for any and all fees and expenses incurred by Tivin, including legal fees, in connection with his enforcing this Note.

         This Note has been executed under seal on the day and year first above written.

                                               NEOFORMA GAR, INC.

_____________________________                  By:_____________________________
Witness





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